Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-203907) and Form S-8 (No. 333-221540 and No. 333-195634) of Papa Murphy's Holdings, Inc. of our report dated March 14, 2019, relating to the consolidated financial statements of Papa Murphy's Holdings, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Accounting Standards Codification (“ASC”) Topic No. 606 and ASC Topic No. 842) appearing in this Annual Report on Form 10-K for the year ended December 31, 2018.
/s/    Moss Adams LLP
Portland, Oregon
March 14, 2019